UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 15, 2013 (April 12, 2013)

SM Energy Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado	80203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Fifth Amended and Restated Credit Agreement

On April 12, 2013, SM Energy Company (the “Company”) entered into a Fifth Amended and Restated Credit Agreement (the “Credit Agreement”) by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent (the “Agent”), and the institutions named therein as lenders.  The $2.5 billion Senior Secured Revolving Credit Facility provided for by the Credit Agreement (the “Revolving Credit Facility”) is secured by substantially all of the proved oil and natural gas properties of the Company.  The Credit Agreement replaces the Company’s Fourth Amended and Restated Credit Agreement with the Agent and certain other lenders named therein.

The Revolving Credit Facility has a maximum credit amount of $2.5 billion, with total initial lender commitments of $1.3 billion.  The Revolving Credit Facility is scheduled to mature on April 12, 2018.  Borrowings under the Revolving Credit Facility will accrue interest, at the Company’s election, (i) at the Alternate Base Rate, plus a margin ranging from 0.50% to 1.50% or (ii) for LIBOR borrowings, at the Adjusted LIBO Rate, plus a margin ranging from 1.50% to 2.50%.  “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%.  “Adjusted LIBO Rate” means the reserve-adjusted LIBO Rate for a given Interest Period, rounded upwards, if necessary, to the next 1/16 of 1%.  The undrawn portion of the total commitments will be subject to a commitment fee ranging from 0.375% to 0.50%.

The applicable margin and commitment fee is dependent upon borrowings relative to the then-effective borrowing base.  The initial borrowing base is $1.9 billion, which has been increased from the Company’s prior borrowing base of $1.55 billion.  The borrowing base will be redetermined by the lenders at least semi-annually on each April 1 and October 1, beginning October 1, 2013.  The Company and the lenders may each request one unscheduled borrowing base redetermination between each scheduled redetermination.  The borrowing base will also be reduced in certain circumstances upon any issuance of senior unsecured or subordinated debt, upon cancellation of certain hedging positions and as a result of certain asset sales.

The Revolving Credit Facility contains customary covenants including, but not limited to, (i) a minimum current ratio and a maximum leverage ratio and (ii) limitations on incurrence of indebtedness, liens on assets, dividends and redemptions, investments, transactions with affiliates, mergers and consolidations and sales of assets.  The Revolving Credit Facility also includes customary lending conditions, representations and warranties, events of default and indemnification provisions.

Affiliates of certain of the lenders under the Revolving Credit Facility have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, and may continue to receive, customary fees and commissions.

Item 2.02 Results of Operations and Financial Condition.

In accordance with General Instruction B.2. of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

As previously disclosed, the Company will be participating in IPAA’s OGIS New York investor event on April 16, 2013.  The presentation materials for this event will be posted on the Company’s website on April 15, 2013.  These presentation materials contain the following data concerning the Company’s operations during the first quarter of 2013:

1Q13 Oil Realization

Region	Realized Price per Barrel
South Texas & Gulf Coast	$97.18
Rockies	$88.87
Mid-Continent	$88.55
Permian	$85.83
Entire Company	$91.67

The NYMEX WTI Benchmark used by the Company for the first quarter of 2013 was 94.37 per barrel.

South Texas & Gulf Coast % Oil Realization to NYMEX WTI

Quarter	Percentage
4Q12	101%
1Q13	103%

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01                                           Regulation FD Disclosure.

In accordance with General Instruction B.2. of Form 8-K, the following information, including Exhibit 99.1, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On April 15, 2013, the Company issued a press release announcing that the Company had successfully completed an exploratory test well in San Jacinto County, Texas and had entered into the Credit Agreement.  A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Fifth Amended and Restated Credit Agreement dated April 12, 2013, among SM Energy Company, Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders party thereto

99.1	Press release of the Company dated April 15, 2013, entitled “SM Energy Announces Exploration Success In East Texas; Amended Credit Facility With Increase In Borrowing Base”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date: April 15, 2013	By:	/s/ David W. Copeland
David W. Copeland
Executive Vice President, General Counsel and Corporate Secretary